SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2025

AI Era Corp.

(Exact name of registrant as specified in its charter)

Nevada	000-55979	37-1740351
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

144 Main Street, Mt. Kisco, NY	10549
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (917) 336-2398

AB International Group Corp. (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      [ ]

Item 3.03. Material Modification to Rights of Security Holders. ∙

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this report is incorporated herein by reference.

Item 5.03. Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 5, 2025, the holders of a majority of the voting power of the Company’s outstanding capital stock approved (i) a reverse stock split of the Company’s issued and outstanding common stock within a range of not less than 1-for-2,000 and not more than 1-for-20,000 (with the exact ratio and the treatment of fractional shares to be determined by the Board of Directors) and (ii) an amendment to the Articles of Incorporation to change the name of the Company from “AB International Group Corp.” to “AI Era Corp.”

The Board of Directors has fixed the reverse-split ratio at 1-for-2,000 and has directed that both the reverse stock split (the “Reverse Stock Split”) and the corporate name change to “AI Era Corp.” (the “Name Change”) be implemented effective December 18, 2025 (the “Market Effective Date”) upon receipt of FINRA’s market-effective notice on December 17, 2025.

Reason for the Reverse Stock Split and Name Change

The primary purpose of the Reverse Stock Split is to increase the per-share trading price of the Common Stock to regain and maintain eligibility for quotation on the OTCQB tier of the OTC Markets Group, Inc., which requires a minimum bid price of $0.01 per share. The Board also believes the Reverse Stock Split may facilitate potential uplisting to a national securities exchange in the future by improving the attractiveness of the Common Stock to institutional investors, analysts, and the broader financial community. This aligns with the Company’s strategic enhancements, including the formation of wholly owned subsidiary AI+ Hubs Corp. and the acquisition of the ufilm AI intellectual property for AI-generated content creation.

The Name Change to “AI Era Corp.” reflects the Company’s strategic focus on artificial intelligence technologies in media production and distribution, particularly through its ufilm AI system and AI+ Hubs Corp. subsidiary.

Effects of the Reverse Stock Split and Name Change

Effective Date; Symbol; CUSIP Number. The Common Stock will begin trading on a split-adjusted basis on the OTCPink on the Market Effective Date under the temporary trading symbol “ABQQD.” The CUSIP number for the Common Stock has changed to 00083U509. The fifth character “D” will be removed from the trading symbol after 20 business days, at which time the symbol will be changed to “AERA” to reflect the new name.

Split Adjustment; Treatment of Fractional Shares. Any fractional share of Common Stock that would otherwise result from the Reverse Stock Split is being rounded up to the nearest whole share. No cash or other consideration will be paid in connection with fractional shares.

Amendment. The Reverse Stock Split was effected pursuant to a Certificate of Change filed with the Nevada Secretary of State on November 26, 2025. The Name Change was effected pursuant to a Certificate of Amendment filed with the Nevada Secretary of State on December 2, 2025. Copies of both documents are attached as Exhibit 3.1 (Certificate of Change) and Exhibit 3.2 (Certificate of Amendment).

Those shares of the Company’s common stock held by stockholders through a brokerage account will automatically adjust to reflect the 1-for-2,000 share reverse split. It is not necessary that stockholders holding shares of the Company’s common stock in certificated form exchange their existing stock certificates for new stock certificates in connection with the reverse split, although stockholders may do so if they wish.

Capitalization. As of December 18, 2025 (immediately prior to the Reverse Stock Split), there were 4,371,527,432 shares of Common Stock issued and outstanding. Following the Reverse Stock Split, there will be approximately 2,185,764 shares of Common Stock issued and outstanding (subject to minor adjustment due to rounding up of fractional shares). There is no change to the Company’s 10,000,000,000 authorized shares of common stock.

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Proportional adjustments will also be made to all the Company’s outstanding securities including the shares issuable in connection with the Company’s outstanding convertible preferred stock, stock options, and warrants.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
3.1	Certificate of Change, dated November 26, 2025
3.2	Certificate of Amendment, dated December 2, 2025

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AB International Group Corp.

/s/ Chiyuan Deng

Chiyuan Deng

Chief Executive Officer and Chief Financial Officer

Date: December 30, 2025

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